Exhibit 5.1
June 12, 2026
Space Exploration Technologies Corp.
1 Rocket Road
Starbase, Texas 78521
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Space Exploration Technologies Corp., a Texas corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 393,043,850 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) issuable to eligible service providers pursuant to the Space Exploration Technologies Corp. Amended and Restated 2024 Equity Incentive Plan (the “2024 Plan”), including 92,149,700 shares of Class A Common Stock issuable pursuant to outstanding stock options and restricted stock units (“RSUs”), (ii) 24,026,920 shares of Class A Common Stock issuable to eligible employees pursuant to the Space Exploration Technologies Corp. Second Amended and Restated 2017 Employee Stock Purchase Plan (the “2017 ESPP”), (iii) 112,979,230 shares of Class A Common Stock pursuant to outstanding stock options and RSUs under the Space Exploration Technologies Corp. 2015 Equity Incentive Plan (the “2015 Plan”), (iv) 4,850 shares of Class A Common Stock issuable pursuant to outstanding stock options under the Swarm Technologies, Inc. 2017 Stock Plan (the “Swarm Plan”), (v) 6,805,250 shares of Class A Common Stock issuable pursuant to outstanding stock options and RSUs under the xAI Corp. Amended and Restated 2023 Equity Incentive Plan (the “xAI 2023 Plan”) and 3,305,195 shares of Class A Common Stock issuable upon conversion, on a one-for-one basis, of 3,305,195 shares of Class B common stock, par value $0.001 per share, of the Company issuable pursuant to outstanding stock options and RSUs under the xAI 2023 Plan, (vi) 24,622,980 shares of Class A Common Stock issuable pursuant to outstanding RSUs under the xAI Holdings Corp. 2025 Equity Incentive Plan (the “xAI 2025 Plan”), and (vii) 5,801,800 shares of Class A Common Stock issuable pursuant to outstanding RSUs under the X Holdings Corp. 2023 Incentive Plan (the “X 2023 Plan” and together with the 2024 Plan, the 2017 ESPP, the 2015 Plan, the Swarm Plan, the xAI 2023 Plan and the xAI 2025, the “Plans”) (the shares of Class A Common Stock described in the foregoing clauses (i) through (vii), collectively, the “Plan Shares”).
We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Plan Shares, when issued and sold in accordance with the terms of the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Texas Business Organizations Code (the “TBOC”). We are generally familiar with the TBOC as currently in effect and
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100 |  Dallas, TX 75201-2923 |  T: 214.698.3100  | F: 214.571.2900 | gibsondunn.com

have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the TBOC and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100 |  Dallas, TX 75201-2923 |  T: 214.698.3100  | F: 214.571.2900 | gibsondunn.com